Exhibit 19

NORWOOD FINANCIAL CORP

INSIDER TRADING POLICY

and Guidelines with Respect to
Certain Transactions in Company Securities

(As adopted November 14, 2023)

___________________

This Insider Trading Policy (the “Policy”) provides guidelines to employees, officers and directors of Norwood Financial Corp (the “Company”) with respect to transactions in the Company’s securities. The Company has adopted this policy and the procedures set forth herein to help prevent insider trading and to assist the Company’s employees, officers and directors in complying with their obligations under the federal securities laws. Employees, officers and directors are individually responsible to understand and comply with this Policy.

Applicability of Policy

This Policy applies to all transactions in the Company’s securities, including common stock, restricted stock, restricted stock units, options and warrants to purchase common stock and any other debt or equity securities the Company may issue from time to time, such as bonds, preferred stock and convertible debentures, as well as to derivative securities relating to the Company’s securities, whether or not issued by the Company, such as exchange-traded options. It applies to all employees, officers and directors of the Company and members of their immediate families who reside with them or anyone else who lives in their household and family members who live elsewhere but whose transactions in Company securities are directed by such employees, officers and directors or subject to their influence and control (collectively referred to as “Family Members”). This Policy also imposes specific black-out period and pre-clearance procedures on officers, directors and certain other designated employees who receive or have access to Material Nonpublic Information (as defined below) regarding the Company and/or are subject to the reporting provisions and trading restrictions of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

The current Insider Trading Compliance Officer is the Chief Financial Officer of the Company.

Definition of Material Nonpublic Information

It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making a voting decision or an investment decision to buy, hold or sell securities. Any information that could be expected to affect the market price of the Company’s securities, whether such information is positive or negative, should be considered material. Because trading that receives scrutiny will be evaluated after the fact with the benefit of hindsight, questions as to the materiality of particular information should be resolved in favor of materiality, and trading should be avoided. Senior Vice Presidents and above, directors and certain other employees are subject to the Blackout Period provisions described in Section 8.

While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

•Financial results;

•Projections of future earnings or losses;

•News of a pending or proposed merger, acquisition or tender offer;

•News of a pending or proposed acquisition or disposition of significant assets or branches;

•Actions of bank regulatory agencies;

•News of extraordinary corporate events such as mergers and acquisitions or negotiations with respect to such extraordinary events;

•Impending bankruptcy or financial liquidity problems of major customers or borrowers of the Company;

•Quarterly or annual earnings announcements;

•Dividends, stock splits and stock repurchase programs;

•New equity or debt offerings;

•Significant litigation exposure due to actual or threatened litigation; and

•Changes in senior management.

“Material Nonpublic Information” is material information that has not been previously disclosed to the general public through a press release or securities filings with the SEC and is otherwise not available to the general public.

Statement of Policy
General Policy

It is the policy of the Company to oppose the unauthorized disclosure of any nonpublic information acquired in the workplace, the use of Material Nonpublic Information in securities trading and any other violation of applicable securities laws.

Specific Policies

1. Trading on Material Nonpublic Information. No Senior Vice President or above, Designated Insider or director of the Company and its subsidiaries and no Family Member of any such person, shall engage in any transaction involving a purchase or sale of the Company’s securities, including any offer to purchase or offer to sell (other than pursuant to a trading plan that complies with SEC Rule 10b5-1 pre-cleared by the Company’s Insider Trading Compliance Officer), during any period commencing with the date that he or she possesses Material Nonpublic Information concerning the Company and ending at the close of business on the first Trading Day (as defined below) following the date of public disclosure of that information, or at such time as such nonpublic information is no longer material. As used in this Policy, the term “Trading Day” shall mean a day on which national stock exchanges are open for trading. If, for example, the

Company were to make an announcement on a Monday, Designated Insiders (as defined below) shall not trade in the Company’s securities until Tuesday.

2.    Tipping. No employee, officer or director of the Company shall disclose or pass on (“tip”) Material Nonpublic Information to any other person, including a Family Member or friend, nor shall such person make recommendations or express opinions on the basis of Material Nonpublic Information as to trading in the Company’s securities.

3.    Confidentiality of Nonpublic Information. Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden.

Potential Criminal and Civil Liability
and/or Disciplinary Action

4.    Liability for Insider Trading. In accordance with Federal and State law, any employee, officer or director who engages in a transaction in the Company’s securities at a time when they have knowledge of Material Nonpublic Information may be subject to penalties and sanctions, including:

•up to 20 years in jail;

•a criminal fine of up to $5,000,000;

•a civil penalty of up to $1,000,000 or, if greater, 3 times the profit gained or loss avoided; and

•SEC civil enforcement injunctions.

5.    Liability for Tipping. Any employee, officer or director who tips (“tippers”) a third party (commonly referred to as a “tippee”) may also be liable for improper transactions by tippees to whom they have tipped Material Nonpublic Information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. Tippers and tippees would be subject to the same penalties and sanctions as described above, and the SEC has imposed large penalties even when the tipper or tippee did not profit from the trading. The SEC, the stock exchanges and the Nasdaq Stock Market use sophisticated electronic surveillance techniques to uncover insider trading.

6.    Control Persons. The Company and its supervisory personnel, if they fail to take appropriate steps to prevent illegal insider trading, may in certain circumstances, be subject to the following penalties:

•a civil penalty of up to 3 times the profit gained or loss avoided as a result of the employee’s violation; and

•a criminal penalty of up to $25,000,000.

7.    Possible Company-Imposed Disciplinary Actions. Employees of the Company who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity incentive plans or termination of employment.

Mandatory Guidelines

8.    Trading Blackout Period. To ensure compliance with this Policy and applicable federal securities laws, and to avoid even the appearance of trading on the basis of inside information, the Company requires that Senior Vice Presidents and above, directors and any employee in the accounting and finance departments of the Company designated by the Company’s Insider Trading Compliance Officer be subject to the Blackout Period (as defined below) prohibitions because of their access to the Company’s internal financial statements or other Material Nonpublic Information regarding the Company’s performance during annual and quarterly fiscal periods (collectively, “Designated Insiders”) and Family Members of the foregoing, and refrain from conducting transactions involving the purchase or sale of the Company’s securities during the Blackout Periods established below. Each of the following periods will constitute a “Blackout Period”:

The period commencing on the twentieth calendar day of the third fiscal month of each of the four fiscal quarters (i.e. March 20, June 20, September 20 and December 20, as applicable) and ending at the close of business on the first Trading Day following the date of public disclosure of the financial results for such fiscal quarter (which is generally 20 to 30 days after the end of such quarter). If such public disclosure occurs on a Trading Day before the markets close, then that day shall be considered the first Trading Day. If such public disclosure occurs after the markets close on a Trading Day, then the date of public disclosure shall not be considered the first Trading Day following the date of public disclosure.

In addition to the Blackout Periods described above, the Company may announce “special” Blackout Periods from time to time. Typically, this will occur when there are nonpublic developments that would be considered material for insider trading law purposes, such as, among other things, developments relating to regulatory proceedings or a major corporate transaction. Depending on the circumstances, a “special” Blackout Period may apply to all Designated Insiders or only a specific group of Designated Insiders. The Insider Trading Compliance Officer will provide notice to Designated Insiders subject to a “special” Blackout Period. Any person made aware of the existence of a “special” Blackout Period should not disclose the existence of the Blackout Period to any other person. The failure of the Company to designate a person as being subject to a “special” Blackout Period will not relieve that person of the obligation not to trade while aware of Material Nonpublic Information. As used in this Policy, the term “Blackout Period” shall mean all periodic Blackout Periods and all “special” Blackout Periods announced by the Company.

The purpose behind the Blackout Period is to help establish a diligent effort to avoid any improper transactions. Trading in the Company’s securities outside a Blackout Period should not be considered a “safe harbor”, and all Senior Vice Presidents and above, and directors and other employees and persons subject to this Policy should use good judgment at all times. Even outside a Blackout Period, any person possessing Material Nonpublic Information concerning the Company should not engage in any transactions in the Company’s securities until such information has been known publicly for at least one Trading Day after the date of announcement. Although the Company may from time to time impose special Blackout Periods, because of developments known to the Company and not yet disclosed to the public, each person is individually responsible at all times for compliance with the prohibitions against insider trading.

9.    Pre-clearance of Trades. The Company has determined that all Senior Vice Presidents and above Designated Insiders and directors and their Family Members must refrain from trading in the Company’s securities, without first complying with the Company’s “pre-clearance” process. Each Senior Vice President and above, Designated Insider or director must contact, by email, phone or in person, the Company’s Insider Trading Compliance Officer not less than one (1) business days prior to commencing any trade in the Company’s securities. This pre-clearance requirement applies to any transaction or transfer involving the Company’s securities, including a stock plan transaction such as an option exercise, or a gift, transfer to a trust or any other transfer.

The Insider Trading Compliance Officer must pre-clear each proposed trade or transfer. The Insider Trading Compliance Officer is not under any obligation to approve a trade submitted for pre-clearance, and may determine not to permit a trade.

The Company may also find it necessary, from time to time, to require compliance with the pre-clearance process from employees designated as Designated Insiders.

Any Senior Vice President and above, Designated Insider and director who wishes to implement a trading plan under SEC Rule 10b5-1 must first pre-clear the plan with the Insider Trading Compliance Officer. As required by Rule 10b5-1, a Senior Vice President and above, Designated Insider or director may enter into a trading plan only when he or she is not in possession of Material Nonpublic Information. In addition, a trading plan may not be entered into during a Blackout Period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction.

10.Rule 10b5-1 Plans.Any Senior Vice President and above, Designated Insider and director who wishes to implement a trading plan under SEC Rule 10b5-1 (commonly referred to as a “Rule 10b5-1 Plan”) must first pre-clear the plan with the Insider Trading Compliance Officer. As required by Rule 10b5-1, a Senior Vice President and above, Designated Insider or director may enter into a trading plan only when he or she is not in possession of Material Nonpublic Information. In addition, a Rule 10b5-1 Plan may not be entered into during a Blackout Period. Transactions effected pursuant to a pre-cleared trading plan will not require further pre-clearance at the time of the transaction. All Rule 10b5-1 Plans must comply with the following additional conditions:

oMandatory Cooling-Off Periods — Trades under such plans may not begin until the expiration of the applicable “cooling-off” period:

•For directors and officers, trades may not begin until at least 90 days after adoption or modification of the plan, or if longer, two business days following the disclosure of the Company’s financial results in a Form 10-K or Form 10-Q for the completed fiscal quarter in which the plan was adopted (but in any event, the required cooling-off period shall not exceed 120 days).

oMultiple Overlapping Plans Prohibited — No person, other than the Company, may implement multiple, overlapping Rule 10b5-1 Plans, except in the case of each of the following:

•Contracts with multiple brokers covering securities held in different accounts that, when viewed together, constitute a single plan and meet the applicable conditions.

•Rule 10b5-1 Plans under which trading will not commence until the current plan has expired and the applicable cooling-off period has lapsed (using the expiration date of the current plan as the “adoption” date for purposes of calculating the cooling-off period).

•Rule 10b5-1 Plans designed as “sell-to-cover” plans to fund tax withholding obligations resulting from the vesting of equity awards.

oAdditional Representations by Directors and Officers — Directors and officers must include a representation in their Rule 10b5-1 Plans certifying that at the time of the adoption of a new or modified plan, they (i) are not aware of material nonpublic information about the Company or its securities and (ii) are adopting the plan in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5.

oLimitations on Single-Trade Plans — No person, other than the Company, may rely on Rule 10b5-1(c)(1) for more than one single-trade plan (i.e., a plan to effect an open market purchase or sale of the total amount of securities under the plan in a single transaction) during any consecutive 12-month period. This prohibition does not apply to “sell-to-cover” plans described above.

oAdditional Good Faith Requirement — The person adopting the Rule 10b5-1 Plan must act in good faith “with respect to” the plan. This new language expands the good faith requirement, which previously only required such persons to act in good faith in connection with the adoption of the plan.

11.    Individual Responsibility. Every Senior Vice President and above, Designated Insider and director has the individual responsibility to comply with this Policy against insider trading, regardless of whether a transaction is executed outside a Blackout Period or is pre-cleared by the Company. The restrictions and procedures are intended to help avoid inadvertent instances of improper insider trading, but appropriate judgment should always be exercised by each Senior Vice President and above, Designated Insider and director in connection with any trade in the Company’s securities.

A Senior Vice President and above, Designated Insider or director may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the Material Nonpublic Information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

Certain Exceptions

12.    Stock Options Exercises. For purposes of this Policy, the Company considers that the exercise of stock options under the Company’s stock option plans (but not the sale of the underlying stock) to be exempt from this Policy. This Policy does apply, however, to any sale of stock as part of a broker-assisted “cashless” exercise of an option, or any market sale for the purpose of generating the cash needed to pay the exercise price of an option.

Applicability of Policy to Inside Information
Regarding Other Companies

This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s customers, vendors or suppliers (“business partners”), when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding the Company’s business partners. All employees should treat Material Nonpublic Information about the Company’s business partners with the same care required with respect to information related directly to the Company.

Section 16 Liability - Directors and Officers

Certain officers and all directors of the Company must also comply with the reporting obligations and limitations on short-swing profit transactions set forth in Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”). The practical effect of these provisions is that any officer or director who purchases and sells the Company’s securities within a six-month period must disgorge all profits to the Company whether or not he or she had knowledge of any Material Nonpublic Information. Under these provisions, and so long as certain other criteria are met, neither the receipt of stock or stock options under the Company’s stock plans, nor the exercise of options nor the receipt of stock under the Company’s employee stock purchase plan, dividend reinvestment plan or the Company’s 401(k) retirement plan is deemed a purchase that can be matched against a sale for Section 16(b) short-swing profit disgorgement purposes; however, the sale of any such shares so obtained is a sale for these purposes. Moreover, no such officer or director may ever make a short sale of the Company’s common stock which is unlawful under Section 16(c) of the Exchange Act. The Company will provide separate memoranda and other appropriate materials to the affected officers and directors regarding compliance with Section 16 and its related rules.

The rules on recovery of short-swing profits are absolute and do not depend on whether a person has Material Nonpublic Information.

Publicly Traded Options

A transaction in options is, in effect, a bet on the short-term movement of the Company’s stock and therefore creates the appearance that the employee, officer or director is trading based on inside information. Transactions in options also may focus the trader’s attention on short-term performance at the expense of the Company’s long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited. Option positions arising from certain types of hedging transactions are governed by the section below captioned “Hedging or Monetization Transactions.”

Hedging or Monetization Transactions

Certain forms of hedging or monetization transactions, such as zero-cost collars and forward sale contracts, allow an employee, officer or director to lock in much of the value of his stock holdings, often in exchange for all or part of the potential for upside appreciation in the stock. These transactions would allow an employee, officer or director to continue to own the covered securities, but without the full risks and rewards of ownership. When that occurs, their interests and the interests of the Company and its shareholders may be misaligned and may signal a message to the trading market that may not be in the best interests of the Company and its shareholders at the time it is conveyed. Accordingly, hedging transactions and all other forms of monetization transactions are prohibited.

Margin Accounts and Pledges

Securities held in a margin account may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged (or hypothecated) as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. A margin sale or foreclosure sale may occur at a time when the pledgor is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities pursuant to Blackout Period restrictions. Thus, employees, officers and directors are prohibited from pledging Company securities as collateral for a loan. Additionally, shares of Company stock may not be held in a margin account.

Post-Termination Transactions

This Policy continues to apply to transactions in Company securities even after an employee, officer or director has resigned or terminated employment. If the person who resigns or separates from the Company is in possession of Material Nonpublic Information at that time, he or she may not trade in Company securities until that information has become public or is no longer material.

Communications with the Public

The Company is subject to the SEC’s Regulation FD and must avoid selective disclosure of Material Nonpublic Information. The Company has established procedures for releasing material information in a manner that is designed to achieve broad public dissemination of the information immediately upon its release. Pursuant to Company policy, only the executive officers who have been authorized to engage in communications with the public may disclose information to the public regarding the Company and its business activities and financial affairs. The public includes, without limitation, research analysts, portfolio managers, financial and business reporters, news media and investors. In addition, because of the risks associated with the exchange of information through such communications media, employees are strictly prohibited from posting or responding to messages containing information regarding the Company on Internet “bulletin boards,” Internet “chat rooms” or in similar online forums. Employees who inadvertently disclose any Material Nonpublic Information must immediately advise the Insider Trading Compliance Officer so the Company can assess its obligations under Regulation FD and other applicable securities laws.

Inquiries

Please direct questions as to any of the matters discussed in this Policy to the Company’s Insider Trading Compliance Officer at the following address:

William S. Lance

Executive Vice President and Chief Financial Officer

Norwood Financial Corp

717 Main Street
Honesdale, PA  18431

Telephone: (570) 253-8505

E-mail: william.lance@waynebank.com

Certifications

All Senior Vice Presidents and above, Designated Insiders and directors of the Company must certify their understanding of, and intent to comply with, this Policy. Please return the enclosed certification immediately to:

William S. Lance

Executive Vice President and Chief Financial Officer

Norwood Financial Corp

717 Main Street
Honesdale, PA  18431

Telephone: (570) 253-8505

E-mail: william.lance@waynebank.com

CERTIFICATIONS

I certify that:

1.    I have received, read and understand the Company’s Insider Trading Policy, dated _______________, 2023. I understand that the Insider Trading Compliance Officer is available to answer any questions I have regarding the Insider Trading Policy.

2.     I will comply with the Insider Trading Policy for as long as I am subject to the Policy.

Signature:___________________________________

Print Name: _________________________________

Date: ______________________